Exhibit 5.2

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P. O. BOX 2508
CINCINNATI, OH 45201

Employer Identification Number:
Date: SEP 30 2013	99-0212597
DLN:
17007042154003
CENTRAL PACIFIC FINANCIAL CORP	Person to Contact:
220 S KING STREET STE 870	VICKIE SURGUY	ID# 31036
HONOLULU, HI 96813	Contact Telephone Number:
(513) 263-3583
Plan Name:
CENTRAL PACIFIC BANK 401 K
RETIREMENT SAVINGS PLAN
Plan Number: 003

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied.  Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records.  You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b) (3) of the Income Tax Regulations.  We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms.  Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans.  Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code.  It is not a determination regarding the effect of other federal or local statutes.

This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the Cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted.

This plan satisfies the requirements of Code section 4975(e) (7).

Based on the information you have supplied, you are a participating employer in a multiple employer plan under section 413(c) of the Code.

Letter 2002 (DO/CG)

This letter may not be relied on after the end of the plan’s first five-year remedial amendment cycle that ends more than 12 months after the application was received. This letter expires on January 31, 2018. This letter considered the 2011 Cumulative List of Changes in Plan Qualification Requirements.

This is not a determination with respect to any language in the plan or any amendment to the plan that reflects Section 3 of the Defense of Marriage Act, Pub. L. 104-199, 110 Stat. 2419 (DOMA) or U.S. v. Windsor, 133 S. Ct. 2675 (2013), which invalidated that section.

If you submitted any proposed amendments or a proposed restated plan with your application, those amendments must be adopted no later than the time prescribed under Code section 401(b) in order to retain reliance on this determination letter.

This determination letter considered the plan documents and/or amendments that were submitted with your application.

The information on the enclosed addendum is an integral part of this determination.  Please be sure to read and keep it with this letter.

We have sent a copy of this letter to your representative as indicated in the Form 2848 Power of Attorney or appointee as indicated by the Form 8821 Tax Information Authorization.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely,

/s/ Andrew E. Zuckerman
Andrew E. Zuckerman
Director, EP Rulings & Agreements

Enclosures:

Publication 794

Addendum